EXHIBIT 99.1

Contact:	Michelle Manoff	Peter Gunnerman
	Rubenstein PR	SulphCo, Inc.
	212-843-8051	775-829-1310
	mmanoff@rubensteinpr.com	pgunnerman@sulphco.com

                            Immediate Release

CHRISTOPH HENKEL JOINS SULPHCO BOARD

SPARKS, Nev., Dec. 8, 2005 - SulphCo, Inc. (AMEX: SUF), a leader in developing and marketing ultrasound technology for the petroleum industry, announced that Christoph Henkel has joined the company’s board. Henkel is vice chairman of the Shareholders Committee of Henkel KGaA, a $13 billion international consumer products company based in Düsseldorf, Germany.

Prior to joining Henkel in 1989, Henkel held various management positions at Nestlé and Henkel subsidiaries. He has served on the boards of Loctite Inc., the Clorox Company, as well as sporting goods company Head N.A. Henkel currently is principal and founding partner of Canyon Equity LLC, a private equity firm based in California.

“Mr. Henkel is a strategic addition to our diverse board and an important international figure who will play a significant role in the company’s aggressive international marketing initiatives,” said Rudolf Gunnerman, chairman and CEO of SulphCo. “He joins our other board members including Dick Masica, Robert van Maasdijk, Dr. Raad Alkadiri and Dr. Hannes Farnleitner, who are providing a wealth of talent and expertise as we continue to market our Sonocracking™ desulfurization technology in the world marketplace.”

SulphCo’s patented Sonocracking ultrasound process upgrades heavy sour crude oils into lighter sweeter crudes. It increases gravity and reduces sulfur, nitrogen and viscosity, producing more usable oil per barrel of crude.

About SulphCo, Inc.
SulphCo has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company’s technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

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